SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, as amended (the "1940 Act") and in connection with such notification of registration submits the following information:

Name:       The Victory Institutional Funds
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Address of Principal Business Offices (No. & Street, City, State, Zip Code):

3435 Stelzer Road Columbus, Ohio  43219
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Telephone Number (including area code): (800) 539-3863

Name and address of agent for service of process:

Jay G. Baris, Kramer, Levin, Naftalis & Frankel LLP, 919 Third Avenue New York, New York 10022
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Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the 1940 Act concurrently with the filing of Form N-8A: Yes X No
                                                           --   --

                                   SIGNATURES

      Pursuant to the requirements of the 1940 Act, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and state of New York on this 4th day of May, 2004.

                        Signature:  THE VICTORY INSTITUTIONAL FUNDS
                                    (Name of Registrant)


                                    By: /s/ Kathleen A. Dennis
                                       ---------------------------------------
                                    Name:  Kathleen A. Dennis
                                    Title: President


Attest: /s/ Jay G. Baris
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       Name:   Jay G. Baris
       Title:  Assistant Secretary